Exhibit 99.1

Consumers Bancorp, Inc. Completes Acquisition of Peoples Bancorp of Mt. Pleasant, Inc.

Minerva, Ohio – January 2, 2020 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today announced it has completed its acquisition of Peoples Bancorp of Mt. Pleasant, Inc. (Peoples) and is now operating as one company, having merged Peoples into Consumers. The transaction brings Consumers total assets to approximately $625 million, based on information as of September 30, 2019. The Peoples National Bank of Mount Pleasant, a national banking association and a wholly-owned subsidiary of Peoples, merged with Consumers National Bank, a national banking association and a wholly-owned subsidiary of Consumers (“Consumers Bank”), with Consumers Bank being the surviving banking subsidiary of Consumers.

In exchange for each outstanding share of Peoples common stock (other than certain common stock excluded pursuant to the Merger Agreement) Peoples shareholder will receive $1,200 in cash with respect to which an election to receive cash was made, a combination of cash and Consumers common shares with respect to which an election to receive Consumers common shares or a combination of cash or Consumers common shares was made; or if no election was made, $1,200 in cash.

The Consumers Board of Directors has also named John W. Parkinson, CFP, to the Board of Directors of Consumers and Consumers National Bank, its wholly-owned subsidiary. Parkinson (55), who has served as a member of the Peoples Board since 2005, is the President and founder of Appalachian Capital Management Ltd., a Saint Clairsville, Ohio based money management firm.

“We are pleased the merger with Peoples Bancorp of Mount Pleasant is complete. We look forward to the larger organization having a greater impact throughout the combined market areas. The Peoples branch staff will offer a fuller line of retail and commercial deposit-related products and services and we will expand the bank’s commercial, agricultural, consumer, and residential mortgage lending offerings,” said Ralph J. Lober II, Consumers’ President and Chief Executive Officer. “Since 1903, Peoples has nurtured a strong reputation for customer service and community involvement. We intend, to honor and build on that tradition. We expect Mr. Parkinson, as an experienced community bank director, to provide our board with valuable historical and market insight that we expect will contribute to future growth in these new markets,” he added.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). These statements include statements relating to the merger transaction with Peoples Bancorp and the post-merger integration, the combination of their businesses and projected revenue, as well as profitability and earnings outlook.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. These risks and uncertainties include, but are not limited to, the following: unanticipated difficulties or expenditures relating to the merger; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; disruptions of current plans and operations caused by the merger and the resulting integration of Peoples Bancorp with Consumers; potential difficulties in employee retention due to the merger; any failure to meet expected cost savings, synergies and other financial and strategic benefits in connection with the merger within anticipated time frames or at all; the response of customers, suppliers and business partners to the merger; risks related to diverting management’s attention from Consumers’ ongoing business operations; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; rapid fluctuations in market interest rates could result in changes in fair market valuations and net interest income; pricing and liquidity pressures that may result in a rising market rate environment; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here is, and the Risk Factors starting on page 16 of the registration statement on Form S-4/A filed with the SEC on September 4, 2019 related to the merger of Consumers/Peoples, are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

About Consumers Bancorp, Inc.

Consumers is a bank holding company headquartered in Minerva, Ohio. Prior to the merger, Consumers’ banking subsidiary, Consumers Bank, operated 15 full-service branch locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio. As a result of the acquisition of Peoples, Consumers is an approximately $625 million holding company and Consumers Bank operates an additional three locations in Jefferson County, Ohio. Additional information on Consumers may be accessed at www.consumersbank.com.